CODE OF ETHICS
Last Updated February 2012

The SEC adopted Rule 204A-1 under the Investment Advisers Act of 1940, which requires each registered investment adviser to adopt a code of ethics. The function of the code of ethics is to prevent access persons from engaging in certain prohibited behavior.

I.	Standards of Conduct and Fiduciary Duty:
Becker Capital Management, Inc.’s Code of Ethics sets forth standards of conduct for employees and addresses potential conflicts that arise from outside affiliations and personal trading by all access persons. “Employee” includes all officers, directors, and shareholders, full-time, part-time and temporary employees. For purposes of this code, all employees of Becker Capital Management, Inc. are considered to be “access persons,” i.e. supervised persons who have access to nonpublic information regarding client accounts and transactions.

•
Employees are reminded that they are in a position of trust, which requires them to act, at all times, with the utmost integrity. Investment Advisers are fiduciaries that owe their clients a duty of undivided loyalty.  That duty requires each employee to act solely for the benefit of clients. The firm’s Code of Ethics is applicable to all employees and associated persons. Compliance with the firm’s code is mandatory. In addition, all employees are required to comply with federal securities laws.

The Code of Ethics does not attempt to identify all possible conflicts of interest, and literal compliance with the code will not shield the employee from sanctions for personal trading or other conduct that violates a fiduciary duty to clients. It is expected that employees will embrace and comply with both the letter and the spirit of the code.

In an effort to further demonstrate the firm’s commitment to ethical behavior and protection of client interest, Becker Capital Management, Inc. requires employees to adhere to all the principles of conduct and provisions set forth in the Asset Manager Code of Professional Conduct, as outlined in Appendix A.

II.	Personal Securities Trading:
The Code of Ethics prohibits all employees from engaging in fraudulent, manipulative or deceptive conduct in connection with personal trading of any securities that are held in Becker Capital Management, Inc. client accounts.

Becker Capital Management, Inc.’s policy allows employees to maintain personal securities accounts. The firm maintains records of the personal securities transactions of all employees, their spouses and minor children. In addition, records are maintained for all securities transactions in accounts in which Becker Capital Management, Inc. employees have a direct or indirect beneficial interest.  Such records maintained by the firm are detailed later in the code.

“Beneficial Interest” means that a person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the opportunity to profit or share in any profit derived from a transaction in such security.  An employee is presumed to have beneficial interest in the following:
(i)	securities owned by an employee in his or her name;
(ii)	securities owned by an individual employee indirectly through an account or investment vehicle for his or her benefit, such as an IRA, family trust, or family partnership;
(iii)	securities owned in which the employee has a joint ownership interest, such as a joint brokerage account;
(iv)
securities in which a member of the employee’s immediate family (e.g., spouse, domestic partner, minor children, adult children living at home and other dependent relatives) has a direct, indirect or joint ownership interest if the immediate family member resides in the same household as the employee; and

(v)
securities owned by a trust, private foundation or other charitable accounts in which the employee (or a member of the employee’s immediate family) has both a beneficial interest and investment discretion.

As noted above, all employees of Becker Capital Management, Inc. are considered access persons and therefore must comply with the following fiduciary principles as to the priority of client interest when effecting personal securities transactions:
1.	Investments in IPOs, secondaries, or private placements must be reviewed by the Chief Compliance Officer and pre-cleared.
2.	The use of margin is prohibited in accounts that hold securities with market capitalizations under $2B.
3.	Employees are prohibited from buying securities where the size of the trade represents 2% or more of average daily trading volume.
4.	All personal securities transactions, including ETFs, are covered and must be pre-cleared.
5.	Investments in the Becker Value Equity Fund (BVEFX, BVEIX) in excess of $50,000 are covered and must be pre-cleared.
6.
Transactions in direct obligations of the U.S. Government, Agency or corporate bonds, broker’s acceptances, bank CDs, commercial paper, open-ended mutual funds (exception being the firm’s mutual funds), and money market funds are exempt from preclearance.

7.
Employees are prohibited from buying individual equities in their self directed BCM Pension and Profit Sharing Plans. ETFs must be pre-cleared. Mutual funds and fixed income securities are exempt from preclearance.

8.
Purchase of the Becker Value Equity Fund in the firm’s retirement plan must be pre-cleared if employees control the amount and the timing of fund purchases. Purchase of the firm’s mutual fund is not required to be pre-cleared if senior management invests employee funds on behalf of the employee.

9.	Purchases and sales of the firm’s mutual fund are monitored to ensure commitment to long-term investment in the fund.

All employees must pre-clear all trades, as noted above; using the form provided in the Appendix B. Becker Capital Management, Inc.’s Director of Research must sign the preclearance form. In his absence, another member of the portfolio management staff may sign preclearance forms. In addition, the form must be signed by the trading desk. The preclearance form includes an explanation of why the stock is not appropriate for clients if not owned in client portfolios. The trade must be affected within 24 hours of the signing of the preclearance form, unless there are pre-approved extenuating circumstances. Becker portfolio managers, analysts and traders must also send an email to “Equity”, identifying the stock he or she intends to buy or sell prior to execution of the personal trade.

The Chief Compliance Officer may impose restrictions on Personal Securities Transaction, or deny a request for prior approval of personal securities transactions, if it believes that they may interfere with the access person’s duties, obligations or loyalties to the firm or the firm’s clients, impose undue burden on the firm, or may otherwise be contrary to the interests of the firm or the firm’s clients.

III.	Reporting Requirements:
The code requires access persons of the adviser to report their personal securities transactions and holdings, including transactions in any mutual fund managed by the adviser.

All employees must disclose initially and annually thereafter, all personal securities holdings. An initial holdings report must be provided within 10 days of hire and the information must be current no more than 45 days prior to submission. All holdings reports must contain the following information:
1.	Date received by Becker Capital Management, Inc.,
2.	Name, type, ticker or cusip, number of shares, principal amount,
3.	Name of the executing broker/dealer or custodian.

All employees and related parties must notify Becker Capital Management, Inc. when they open a brokerage account. In addition, employees must instruct their brokers/custodian to send duplicate confirmations and statements no less frequent than quarterly, to the firm’s compliance department, no later than 30 days after the close of the calendar quarter in which the transaction takes place. Since Becker requires the broker/custodian to provide duplicate statements for all personal accounts, these will serve to meet the annual holdings delivery requirements.

Duplicate statements and confirmations for all personal accounts are sent to and kept on file by compliance. All transactional records must contain the following information:
1.	Date received by Becker Capital Management, Inc.
2.	Name, ticker or cusip, number of shares, dollar amount of security involved, principal amount, and if applicable the interest rate and maturity date.
3.	Date of the transaction.
4.	Nature of the transaction, i.e. purchase or sale.
5.	Name of the executing broker/dealer or custodian.

Employee holdings and transactions are reviewed periodically by the Chief Compliance Officer to ensure compliance with the firm’s Code of Ethics.  The Chief Compliance Officer’s holdings and transactions are reviewed by the Chief Executive Officer.

IV.	Political Contributions:
All political contributions in excess of $150 must be pre-cleared by the Chief Compliance Officer.

V.	Gifts and Entertainment:
As a fiduciary, Becker Capital Management, Inc.’s clients’ interests come first and neither the firm nor any access persons can allow gifts or business entertainment opportunities to influence activities undertaken for clients or compromise the firm’s ability to carry out its fiduciary obligations.

Employees must document gifts or entertainment in excess of a “de minimus” amount defined for these purposes as greater than $100 for each individual or couple, from any person or entity that does business or seeks to do business with the firm. All gifts or entertainment valued in excess of $100 must be reported to the Chief Compliance Officer who will enter the pertinent information in a gift and entertainment log.

Employees are prohibited from the receipt of any entertainment from any company with which the firm has current or prospective business dealings, unless the entertainment is business-related, reasonable in cost, appropriate as to time and place and not so frequent as to raise questions of impropriety.

Access persons must use their reasonable judgment when assessing the value of a gift or the appropriateness of an entertainment event.  Any concerns or questions should be brought to the attention of the Chief Compliance Officer for further review.

VI.	Outside Affiliations:
Becker Capital Management, Inc. recognizes that an access person may have outside affiliations to which he or she dedicates personal time. However, employees are not permitted to engage in an outside employment or business activity without prior approval from the appropriate supervisory personnel.

Investment personnel are prohibited from serving as directors of publicly traded companies.

The above restrictions and procedures for approval do not apply to unpaid service with a charitable or non-profit organization.

VII.	Insider Trading:
“Insider Trading” is not defined in the Federal Securities Laws, but generally refers to buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, non-public information about the security.

Insider Trading undermines investor confidence in the fairness and integrity of the securities markets and is a violation of this Code of Ethics, as well as a violation of the Federal Securities Laws.  The firm and its employees can be subject to stringent civil and criminal penalties for trading securities while in possession of material, non-public information or improperly communicating material, non-public information to others.

“Material, Non-Public Information”, also known as insider information, means information for which there is substantial likelihood that a reasonable investor would consider important in making an investment decision, or is reasonably certain to have an effect on the price of the issuer’s security, but which has not been made available to the public, has not been disseminated broadly to the marketplace, or has not had sufficient time post-dissemination for the marketplace to react to the information.

Becker Capital Management, Inc. maintains and enforces policies and procedures to prevent the misuse of material, non-public information, which includes misuse of material, non-public information about the adviser’s securities recommendations and client securities holdings and transactions. Any questions or instances regarding possible insider information must be reported immediately to the Chief Compliance Officer.

Becker Capital Management, Inc.’s policy prohibits any employee from acting upon, misusing or disclosing any material, non-public information. Although not intended to be exhaustive, this list gives possible ways in which an employee might come into possession of insider information:
(i)	Disclosed by a company director, officer or employee (who could be a neighbor, friend, spouse or relative)
(ii)	Disclosed by persons with business relationships with the subject company (e.g. its investment banker, lawyers, or accountants)
(iii)	Disclosed by a sell-side analyst

The determination of materiality is based on the facts and circumstances of each case. Examples of material, non-public information may include, but are not limited to, the following:
(i)	Mergers, acquisitions, tender offers or restructurings
(ii)	Earnings estimates or changes in previously released earnings estimates or dividends
(iii)	Significant new business products or discoveries
(iv)	Changes in stock price estimates or credit rating
(v)	Potential litigation or regulatory action
(vi)	Loss of key personnel

Becker Capital Management, Inc. has adopted various procedures to implement, monitor, review and amend if necessary, the firm’s Insider Trading Policy:

1.
The Insider Trading Policy is distributed to all employees annually and new employees upon hire. The policy, incorporated in the firm’s Code of Ethics, requires a written acknowledgment by each employee.

2.	The firm conducts periodic employee education on the firm’s policies and procedures regarding inside and proprietary information.
3.	The Chief Compliance Officer provides guidance to employees on any possible insider trading situations or questions.
4.
If an employee thinks they may have received material, non-public information from a friend, business associate, or acquaintance, he/she must immediately report that finding to the Chief Compliance Officer – the security/s in question will then be restricted in Moxy until deemed safe to remove, either with an appropriate passage of time or the elimination of event risk.

5.	Employees must report to the Chief Compliance Officer all business and personal/ financial relationships that may result in access to material, non-public information.
6.
All employees must disclose personal securities accounts and pre-clear all trades in all employee and employee-related personal accounts as outlined in the Personal Securities Trading Policy and Reporting Requirements.

7.	The Chief Compliance Officer will review personal investment activity periodically.
8.	The Chief Compliance Officer will review the Insider Trading Policy annually, document the review process and update if necessary.
9.
The Chief Compliance Officer will prepare a written report for management and/or legal counsel of any possible violation of the firm’s Insider Trading Policy. Resolution, corrective measures and disciplinary action will be documented.

VIII.	Oversight and Enforcement:
The Chief Compliance Officer is responsible for monitoring and oversight of this Code. Rule 204A-1(a)(4) requires prompt internal reporting of any violations of Becker Capital Management, Inc.’s Code of Ethics to the Chief Compliance Officer. The commitment of senior management (“the tone at the top”) to strict adherence to compliance policies and procedures, creates and supports an environment that encourages and protects an employee who report violations.

Potential violations of the Code of Ethics will be investigated and considered by the Compliance Committee.  Violations of the code’s provisions are taken seriously and may result in sanctions or other consequences, including but not limited to the following:
(i)	A warning;
(ii)	A reversal of a Personal Securities Transaction or the return of the gift;
(iii)	Disgorgement of profits from the Personal Securities Transaction or of the value of a gift;
(iv)	A limitation or restriction on engagement in Personal Securities Transactions;
(v)	A monetary fine;
(vi)	Termination of employment; and
(vii)	Referral to civil or criminal authorities

Violations of the Code of Ethics are documented by the Chief Compliance Officer and also reported to the Board of Directors of the Becker Value Equity Fund no less frequently than annually.

IX.	Recordkeeping:
Employees are provided a copy of the Code of Ethics and must certify annually and any amendments as to their understanding and compliance with the firm’s Code of Ethics, see Appendix C for the Employee Disclosure Agreement. Ongoing training pertaining to the principles and procedures of the code will be done annually, supported with written documentation and filed in the Code of Ethics file.

It is the policy of Becker Capital Management, Inc. to keep, on file, copies of its Code of Ethics, written acknowledgement of receipt and understanding of the code, records of violations of the code and records of action taken as a result of violations. In addition, the firm keeps record of gifts and entertainment, political contributions, outside affiliations, names of its access persons as well as their holdings and transactions reports, see Appendix D & E.

CODE OF ETHICS - APPENDICES

Appendix A:                      Asset Manager Code of Professional Conduct

Appendix B:                      Preclearance Form

Appendix C:                      Employee Disclosure Agreement

Appendix D:                      Acknowledgement of Personal Trades

Appendix E:                      Initial/Annual Employee Questionnaire

APPENDIX A:

Asset Manager
Code of Professional Conduct

APPENDIX B:

Preclearance Form

PRE-CLEARANCE FORM
FOR EMPLOYEE & RELATED SECURITIES TRANSACTIONS

ACCOUNT INFORMATION

NAME OF EMPLOYEE:                                 ________________________________

EMPLOYEE ACCOUNT:                               ________________________________
                   (Name & Number)

EMPLOYEE RELATED:                                 ________________________________
                   (Name & Number)

BROKERAGE FIRM:                                     ________________________________

TRANSACTION INFORMATION

SECURITY:                                                      ________________________________

NUMBER OF SHARES:                                 ________________________________

TRADE IS TO:                                                 BUY __________   SELL ___________

OTHER INFORMATION:                             ________________________________

Additional Instructions:
Please send an e-mail to Equity to ensure no conflicts with your purchase or sale.

APPROVAL OF THE TRANSACTION IS SUBJECT TO YOUR
KNOWLEDGE OF THE FOLLOWING INFORMATION:

1.	Is there a current order for any advisory client(s) to purchase or sell the same security or its equivalent (the same issuer or some derivative, e.g. option or warrant)?
YES ____________   NO ____________

2.	Is the security being considered for purchase or sale for any advisory client?

YES ____________   NO ____________

3.	Is the security owned by any advisory clients?

YES ____________   NO ____________

4.	Buy orders - If the security is not owned in client accounts, should it be considered? If not, why?
YES ____________   NO ____________

Explain if no: __________________________________________________________
______________________________________________________________________

5.	Sell orders - If the security being sold prior to client sales, should it be sold in client accounts? If not, why?
YES ____________   NO ____________

Explain if no: __________________________________________________________
______________________________________________________________________

6.	Do you have any material non-public information about the security or the company?
YES ____________   NO ____________

I certify that the above information is true and correct to the best of my knowledge.
Any YES answers will be reviewed by the Compliance Officer.

Approval given for any transaction will remain in effect for 24 hours from signing.

_________________________
Employee Signature

_________________________
Date & Time Submitted

	____________________	________________________
APPROVED BY:	Research	Trading

DATE & TIME:	____________________	________________________

APPENDIX C:

Employee Disclosure Agreement

EMPLOYEE DISCLOSURE AGREEMENT 2012
Becker Capital Management, Inc.

I understand Becker Capital Management, Inc. (“BCM”) is a fiduciary.  As such, BCM owes its clients undivided loyalty and should not engage in any activity in conflict with the interest of any client. I understand that BCM, as a fiduciary, has the obligation to be reasonably certain that persons associated with BCM are not improperly utilizing the information which they obtain in the conduct of the investment advisory business in such manner as to adversely affect the interest of clients or limit the advisor’s ability to fulfill its fiduciary obligations.

With the above understanding, I agree to the following:

•
I am aware that CONFIDENTIALITY is extremely important to protect the interests of our clients as well as the interests of BCM.  Therefore, unless we have the client’s specific permission or the information is a matter of public record, we do not disclose client’s identities or the general business dealings of BCM.

•	I will disclose any material, non-public information that I obtain to the Chief Compliance Officer of BCM and will not trade in this security for any related accounts.

•	I will not release information (except to those directly concerned with the transaction) as to any portfolio changes proposed or in progress.

•
I will not use my position or knowledge gained therefrom so as to create a conflict between my personal interest and that of BCM.  I understand that such conflict occurs, for example, when I purchase or sell a security for my own account, or for the account of any member of my family when BCM is considering, or actually buying or selling the same security for one or more of its client accounts.

•
I will provide BCM with information pertaining to any brokerage accounts of which I have a direct or indirect influence or control.  In addition, I will request my broker to forward copies of confirmations from all personal transactions and quarterly statements of such accounts to BCM.

•
Prior to making any security transactions (as outlined in the Code of Ethics) for my own account, or for the account of any member of my family, I will complete and have signed the pre-clearance form. This notification is intended to ascertain if BCM has a particular interest in the subject security.

•	I will not participate in IPO’s, secondaries, or private placements in my accounts without permission from the Chief Compliance Officer.

•
I will not seek nor accept valuable gifts, favors, preferential treatment, or valuable consideration offered by broker-dealers or other companies or persons involved in the securities industry which arises out of my relationship with BCM.

•	I am aware that I must pre-clear and report all political contributions in excess of $150.

•	I am aware that I cannot serve on the Board of any publicly traded corporation.

•	I have received a copy of the BCM Code of Ethics and have read and fully understand the policy. I agree to adhere to its terms.

____________________________________
Name (please print)

________________________________________________________________________________________________
Signature                                                                                                                                Date

APPENDIX D:

Acknowledgement of Personal Trades

ACKNOWLEDGEMENT OF PERSONAL TRADES 2012
Becker Capital Management, Inc.

I have reviewed the attached list and confirm it includes all brokerage accounts and account numbers, which were active for any portion of the calendar year 2011, and for which I have a direct or indirect beneficial interest.  In addition, I confirm that the attached is a complete listing of all trading activity in the named accounts.

____________________________________
Name (please print)

________________________________________________________________________________________________
Signature                                                                                                                                Date

APPENDIX E:

Initial/Annual Employee Questionnaire

ANNUAL EMPLOYEE QUESTIONNAIRE 2012
Becker Capital Management, Inc.

1.	Identify household members (spouse, children, other relatives you support):

2.	Do you have any outside employment or business activity?
Yes                      No                                If Yes, describe:

3.	Do you serve as a director, officer, trustee, partner, for any other entity? This does not include serving on the board of non-public or non-profit organizations.

4.	Do you have any ownership interest in other entities, public or non-public, not included on brokerage statements?

5.	Do you own any interests in any securities or other investments not included on your brokerage statements – e.g. private placements, limited partnerships, non-custodied securities?

6.	Have you received any gifts from, or made gifts to, clients or anyone doing business with the firm other than gifts of nominal value?

7.	Have you made any political contributions in excess of $150?

____________________________________
Name (please print)

________________________________________________________________________________________________
Signature                                                                                                                                Date